Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

EYEPOINT PHARMACEUTICALS, INC.

EyePoint Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), in accordance with the DGCL, does hereby make and execute this Certificate of Amendment to the Certificate of Incorporation, and does hereby certify that:

1.

That the Board of Directors of the Corporation, by the unanimous written consent of its members, adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders in accordance with the provisions of Section 242 of the DGCL. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first section of the Certificate of Incorporation of the Corporation be amended in its entirety as follows:

“The name of this corporation is EyePoint, Inc.”

2.	The Certificate of Amendment to the Certificate of Incorporation has been duly adopted and approved by the Board of Directors in accordance with the provisions of Section 242 of the DGCL

3.	That except as amended hereby, the provisions of the Certificate of Incorporation, shall remain in full force and effect.

4.	This Certificate of Amendment to the Certificate of Incorporation shall be effective as of December 8, 2025.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, I have signed this Certificate of Amendment this 8th day of December, 2025.

EYEPOINT PHARMACEUTICALS, INC.

By:	/s/ Ron Honig
Name:	Ron Honig
Title:	Chief Legal Officer

[Signature Page to Certificate of Amendment]